Long-Term Financial Targets

Growth Drivers

- Expanding market opportunities drive printer sales
- Growth of software to manage end-to-end: design, print and production management
- Materials / services consumption

Margin Improvements Driven By

- Printer standardization to reduce COGS
- Mix shift to high margin software offerings
- Scale leverage from supply chain, R&D and SG&A

2027 Targets	
Revenue	$1 Billion
Gross Margin	50%
R&D	10%
Non-GAAP SG&A[1]	20%
Adjusted EBITDA[1]	20%

Percentages of Revenue

Note: Business model target excludes contribution from regenerative medicine initiatives

1. See "Presentation of Information" in Appendix for a description of non-GAAP SG&A and Adjusted EBITDA

Presentation of Information

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP revenue, non-GAAP Gross profit, non-GAAP Gross profit margin, non-GAAP SG&A, adjusted EBITDA and adjusted EBITDA Margin. Non-GAAP revenue is defined in this presentation as reported revenue less revenue from businesses divested in 2021. These non-GAAP measures exclude certain special items that management does not view as part of 3D Systems' underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems' non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated the same as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

Adjusted EBITDA, defined as net income, plus income tax (provision)/benefit, interest and other income/(expense), net, stock-based compensation expense, amortization of intangibles, depreciation expense and other non-recurring and/or non-cash items all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP SG&A and Adjusted EBITDA to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including legal, acquisition expenses, stock-compensation expense, intangible amortization expense, restructuring expenses, and goodwill impairment, are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company's control, and as such, any associated estimate and its impact on GAAP performance could vary materially.